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MDI Technologies, Inc.
940 West Port Plaza Drive
St. Louis, Missouri
U.S.A.  63146
TSX TRADING SYMBOL: MDD.U                            DATE: October 1, 2003
NEWS RELEASE

MDI Technologies Acquires Horizon Healthcare Technologies Assets

St. Louis, Missouri - October 1, 2003.
The Company wishes to announce that it has reached an agreement with Horizon Healthcare Technologies (HHT) to acquire substantially all of HHT's assets, including rights to all developed applications, a substantial installed client base and support service contracts, in an all-cash deal. The transaction is expected to close on or before October 1st, 2003. Horizon Healthcare Technologies is a national long-term care accounting/clinical software company doing business in 34 states. MDI Technologies is a major player in this market with approximately 1100 clients under contract in 47 states. The transaction will include an initial conversion of all HHT clients to the MDI On-Line Advantage suite of programs. HHT will assist in the conversions via short-term consulting agreements. Under the conversion plan, HHT clients will pay conversion fees to MDI for the software. The potential result to MDI is over US$700,000.00 in conversion fees, as well as additional recurring revenues of US$4,500,000.00 over the life of agreements that HHT clients will enter into with MDI upon conversion. "Our acquisition strategy was tested and proven earlier this year on a small scale. This paved the way for a much larger acquisition," said Todd A Spence, President and CEO of MDI. "This transaction is expected to be accretive to earnings this fiscal year and provides us with the opportunity to market additional MDI products to the HHT client base. The transaction is being financed entirely with surplus cash from operations," Spence continued. "Horizon has been a strong player in the long-term care software market since 1983," said Di Anne Kerrigan, Vice President Sales and Marketing. "By adding HHT's clients to MDI's base, we not only gain market share but we gain entry into four new states," Kerrigan concluded. About MDI Technologies, Inc. MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet. In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its product offerings via the Internet from one central location, providing significant cost savings for both MDI and its customers. MDI shares are traded under the name of MDI Technologies, Inc. on the TSX Venture Exchange under the symbol MDD.U.

This News Release may contain certain statements related to revenues, expenses, development plans and similar items that represent forward-looking statements. Such statements are based on assumptions and estimates related to future economic and market conditions. The assumptions are reviewed regularly by management, however, they involve risks and uncertainties including, without limitation, changes in markets and competition, technological and competitive developments, and potential downturns in economic conditions generally, that could cause actual results to differ materially from those contemplated in the forward-looking statements.


Todd A Spence, CEO

Contact information:   For MDI Technologies: Todd Spence CEO
                       Tel: (314) 439-6400, e-mail tas@mditech.com